FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-13

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Sep 15 2015 11:30:12

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-LC22 - PUBLIC NEW ISSUE

**LAUNCH** $887.8 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DEUTSCHE BANK SECURITIES INC. AND MORGAN STANLEY & CO. LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	LAUNCH
A-1	AAAsf/Aaa(sf)/AAA	46.185	30.000%	2.66	43.2%	+53
A-2	AAAsf/Aaa(sf)/AAA	23.443	30.000%	4.78	43.2%	+73
A-3	AAAsf/Aaa(sf)/AAA	220.000	30.000%	9.78	43.2%	+120
A-4	AAAsf/Aaa(sf)/AAA	302.267	30.000%	9.87	43.2%	+122
A-SB	AAAsf/Aaa(sf)/AAA	82.712	30.000%	7.34	43.2%	+110
A-S	AAAsf/Aa1(sf)/AAA	69.870	22.750%	9.96	47.7%	+158
B	AA-sf/NR/AA-	56.619	16.875%	9.96	51.3%	+200
C	A-sf/NR/A-	42.162	12.500%	9.96	54.0%	+290
D	BBB-sf/NR/BBB	44.573	7.875%	9.96	56.9%	+460

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$963,724,520
NUMBER OF LOANS:	100
NUMBER OF PROPERTIES:	106
WA CUT-OFF LTV:	61.7%
WA BALLOON LTV:	53.7%
WA U/W NCF DSCR:	2.07x
WA U/W NOI DEBT YIELD:	13.4%
WA MORTGAGE RATE:	4.555%
TOP TEN LOANS %:	45.1%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	345
WA SEASONING (MOS):	1

LOAN SELLERS:	LCF(43.0%), RMF(32.8%), WFB(19.6%), NCB(4.6%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY(29.2%), OFFICE(22.4%), RETAIL(21.2%)

TOP 5 STATES:	NY(17.5%), NJ(12.5%), MI(10.7%), CA(10.7%), FL(7.4%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	RIALTO CMBS VI,LLC or another affiliate of Rialto Capital Advisors, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	SEPTEMBER 29, 2015

ROADSHOW
HARTFORD, BREAKFAST:	WED, 9/9 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	WED, 9/9 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	THUR, 9/10 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	THUR, 9/10
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCMLC22 (not case-sensitive) FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=500dCE

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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